Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

July 8, 2024

Ardent Health Partners, Inc.

340 Seven Springs Way, Suite 100

Brentwood, Tennessee 37027

Re:	16,445,000 shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as counsel to Ardent Health Partners, Inc., a Delaware corporation (the “Company”), to be formed upon the statutory conversion of Ardent Health Partners, LLC from a Delaware limited liability company into a Delaware corporation (the “Conversion”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Registration Statement on Form S-1 (File No. 333-280425), as amended by Amendment No. 1 filed with the SEC on the date hereof (as so amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 16,445,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) following the Conversion. The Shares include an aggregate of up to 2,145,000 Shares that may be sold by the Company pursuant to the exercise of the underwriters’ option to purchase additional shares set forth in Section 2 of the Underwriting Agreement (as defined below). The Shares are to be sold by the Company pursuant to an underwriting agreement among the Company and the Underwriters named therein, the form of which is being filed as Exhibit 1.1 to the Registration Statement on the date hereof (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement; (ii) the form of the Underwriting Agreement; (iii) the form of the Certificate of Conversion relating to the Conversion (the “Certificate of Conversion”) to be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of the Shares contemplated by the Registration Statement, filed as part of Exhibit 2.1 to the Registration Statement; (iv) the form of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) to be filed with the Secretary of State of the State of Delaware upon consummation of the Conversion and prior to the closing of the sale of the Shares contemplated by the Registration Statement, filed as Exhibit 3.4 to the Registration Statement; (v) the form of the Bylaws of the Company to be effective upon consummation of the Conversion and prior to the closing of the sale of the Shares

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affi liation with other Sidley Austin partnerships.

Ardent Health Partners, Inc.

July 8, 2024

contemplated by the Registration Statement, filed as Exhibit 3.5 to the Registration Statement; and (vi) the resolutions adopted by the board of managers of the Company relating to the Registration Statement, the Conversion and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have also assumed that the Certificate of Conversion and the Certificate of Incorporation will be duly filed with the Secretary of State of the State of Delaware prior to the sale of the Shares.

Based on the foregoing, we are of the opinion that upon the effectiveness of the Conversion, the Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act; (ii) the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares as contemplated by the Registration Statement; and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor (in an amount per Share not less than the par value thereof) or, if any Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor (in an amount per Share not less than the par value thereof), all in accordance with the Underwriting Agreement as executed and delivered by the parties thereto.

This opinion letter is limited to the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

  /s/ Sidley Austin LLP